Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

APPLIED MEDICAL CORPORATION

(Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law)

Applied Medical Corporation, a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

1. That the name of this corporation is Applied Medical Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on February 26, 2010, under the name Applied Medical Corporation.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I.

The name of this corporation is Applied Medical Corporation (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

1

ARTICLE IV.

(A) Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation is authorized to issue is 57,009,998, each with a par value of $0.001 per share, of which 25,000,000 shares shall be Class A Common Stock, 25,000,000 shares shall be Class B Common Stock and 7,009,998 shares shall be Preferred Stock. Except in this Division (A) of Article IV, the Class A Common Stock and Class B Common Stock are referred to collectively as “Common Stock.”

Immediately upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without any further action on the part of the holders of Common Stock of the Corporation outstanding immediately prior to the Effective Time, each then outstanding share of the Corporation’s Common Stock shall be reclassified as one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of Common Stock shall from and after the Effective Time be deemed to represent shares of Class B Common Stock, without the need for surrender or exchange thereof.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock has been divided into series as follows: (i) a first series of Preferred Stock has been designated as “Series A Preferred Stock” and consists of 1,886,598 shares; (ii) a second series of Preferred Stock has been designated as “Series B Preferred Stock” and consists of 1,341,586 shares; (iii) a third series of Preferred Stock has been designated as “Series C Preferred Stock” and consists of 11,690 shares; (iv) a fourth series of Preferred Stock has been designated as “Series D Preferred Stock” and consists of 2,105,210 shares; (v) a fifth series of Preferred Stock has been designated as “Series E Preferred Stock” and consists of 752,785 shares; and (vi) a sixth series of Preferred Stock has been designated as “Series F Preferred Stock” and consists of 912,129 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Division (B) of Article IV.

1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in any Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of any Common Stock) on any Common Stock, at the rate of $0.081, $0.2043, $0.27, $0.09, $0.27 and $0.495 per share per annum, respectively, payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock, Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Class B Common Stock).

2. Liquidation Preference

(a) Series B, Series C and Series E Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall each be entitled to receive, pari passu along with the payments described in Section 2(b) below, and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series D Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $4.54, $4.54 and $6.00 for each outstanding share of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, respectively, and an amount equal to declared but unpaid dividends on such shares, or (ii) $2.27, $3.00 and $3.00 for each outstanding share of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, respectively, plus an amount equal to declared but unpaid dividends on such shares plus the residual amount as determined in accordance with Section 2(d)(ii) below. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts set forth in this Section 2(a) and in Section 2(b) below, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b) Series F Preferred. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of Series F Preferred Stock shall each be entitled to receive, pari passu along with the payments described in Section 2(a) above and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series D Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $12.00 for each outstanding share of Series F Preferred Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts set forth in Section 2(a) above and this Section 2(b), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in proportion to the amount of such stock owned by each such holder.

(c) Series A and Series D Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the prior rights of the holders of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock set forth in Section 2(a) and 2(b) above, the holders of Series A Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to declared but unpaid dividends on such shares plus the greater of (i) $0.90 and $1.00 for each outstanding share of Series A Preferred Stock and Series D Preferred Stock, respectively, or (ii) the amount that a holder of shares of Class B Common Stock issuable upon conversion of one share of Series A Preferred Stock and one share of Series D Preferred Stock would receive had all of the Series A Preferred Stock and Series D Preferred Stock been converted into Class B Common Stock immediately prior to such event. Any distribution required by Section 2(c)(ii) above will, as a matter of timing, be distributed together with the distribution pursuant to Section 2(d) below. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of the holders of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock set forth in Section 2(a) and Section 2(b) above, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series D Preferred Stock in proportion to the amount of such stock owned by each such holder.

(d) Residual Amount. In the event of any liquidation, dissolution or winding up of the Corporation, and after the distributions described in Section 2(a), 2(b) and 2(c) above have been paid, (i) if the preferential payment to the holders of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock was made in accordance with Section 2(a)(i), then, subject to Section 2(c)(ii), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, (ii) if the preferential payment to the holders of Series B Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock was made in accordance with Section 2(a)(ii), then, subject to Section 2(c)(ii), the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (treating the Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock (as the case may be) as if converted into shares of Class B Common Stock for this purpose).

(e) Merger Preference. Any reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation which will result in the Corporation’s stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity (or its parent), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2; provided, however, that any payments made may be made in cash or in securities or other property received from the acquiring corporation or in a combination thereof, on the closing of any such transaction.

(f) Valuation of Securities. Any securities to be delivered to holders of Common Stock and/or Preferred Stock pursuant to Section 2 shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which Preferred Stock represents at least two-thirds of the voting power of all then outstanding shares of each series of Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least two-thirds of the then outstanding shares of each series of Preferred Stock.

(g) Postponement of Merger. In the event the requirements of Section 2(f) are not complied with, the Corporation shall forthwith either:

(i) cause such closing to be postponed until such time as the requirements of Section 2(f) have been complied with, or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred in Section 2(h) hereof.

(h) Notice of Merger. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Preferred Stock.

(i) Additive Provisions. The provisions of Sections 2(e), (f), (g) and (h) are in addition to the protective provisions of Section 6.

3. Redemption. The shares of Preferred Stock are not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Issue Price (as defined below) of such series of Preferred Stock by the Conversion Price (as defined below) of such series of Preferred Stock at the time in effect for such share. The “Issue Prices” per share for shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are $0.90, $2.27, $3.00, $1.00, $3.00 and $5.50, respectively. The “Conversion Prices” per share for shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are, initially, $0.90, $2.27, $3.00, $1.00, $3.00 and $5.50, respectively; provided, however, that the Conversion Prices shall be subject to adjustment as set forth in this Section 4.

(b) Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of the following events: (i) the consummation of the Corporation’s sale of any Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), the public offering price of which was not less than $9.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $10,000,000 in the aggregate; or (ii) either (x) the date and time, or the occurrence of an event, approved (by vote or written consent, as provided by law) by the holders of at least a majority of the outstanding shares of Preferred Stock or (y) the conversion into shares of Class B Common Stock, at the option of the holders thereof, of at least a majority of the outstanding shares of Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Class B Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, except in the case of an automatic conversion pursuant to Section 4(b) hereof, which conversion shall be deemed to have been made (i) immediately prior to the consummation of the offering referred to in Section 4(b)(i) or (ii) immediately prior to the date and time or the event or conversion at issue in Section 4(b)(ii), and the person or persons entitled to receive the shares of

Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock when such conversion shall be deemed to have been made. If the conversion is in connection with an underwritten offer of securities registered pursuant to the 1933 Act, other than an offering referred to in Section 4(b)(i), the conversion may be conditioned by the holder upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. In addition, if the conversion is in connection with any transaction that the holder of Preferred Stock is entitled to receive notice of under Section 2(h), other than an event at issue in Section 4(b)(ii), then the holder may condition conversion upon the closing of such transaction, in which event the person(s) entitled to receive the Class B Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(d) Stock Splits and Stock Dividends. If the number of shares of Common Stock outstanding at any time after the Effective Time is increased by a stock dividend payable in shares of any Common Stock or by a subdivision or split-up of any shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(e) Reverse Splits. If the number of shares of Common Stock outstanding at any time after the Effective Time is decreased by a combination of any of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(f) Other Distributions. In the event the Corporation shall declare a distribution on any Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 4(f), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class B Common Stock entitled to receive such distribution.

(g) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2), provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive, upon conversion of such series of Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this

Section 4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) Adjustment of Conversion Prices. The Conversion Prices of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If, after the Effective Time, the Corporation shall issue any Common Stock other than Excluded Stock (as defined below) for a consideration per share less than the Series D Preferred Stock Conversion Price, the Series E Preferred Stock Conversion Price or the Series F Preferred Stock Conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Section 4(d), (e), (f) and (g)), then, as applicable, the Series D Preferred Stock Conversion Price, the Series E Preferred Stock Conversion Price and/or the Series F Preferred Stock Conversion Price in effect after each such issuance shall thereafter (except as provided in this Section 4(h)) be adjusted to a price equal to the quotient obtained by dividing:

(A) an amount equal to the sum of

(x) the total number of shares of Common Stock outstanding (including any shares of Class B Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (C) of clause (iii) and to clause (iv) below) immediately prior to such issuance multiplied by the applicable Conversion Price in effect immediately prior to such issuance, plus

(y) the consideration received by the Corporation upon such issuance, by

(B) the total number of shares of Common Stock outstanding (including any shares of Class B Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (C) of clause (iii) and to clause (iv) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Class B Common Stock deemed to be issued as a result of any adjustment in a Conversion Price resulting from such issuance).

(ii) In addition to any other adjustment made to the Series F Preferred Stock Conversion Price pursuant to Section 4 (h)(i) above, upon the closing of a public offering pursuant to an effective registration statement under the 1933 Act covering the offering and sale of any Common Stock, if the issue price of such Common Stock in the Corporation’s underwritten public offering is less than the minimum value set forth below, then upon the closing of the underwritten public offering the Conversion Price of the Series F Preferred Stock shall be reduced to an amount so that each share of Series F Preferred Stock is convertible into that number of shares of Class B Common Stock or fractions thereof which when multiplied by

$5.50 has the following minimum value (with such value calculated based on the issue price in the offering determined under clause (iii) below) and provided that all fractional shares issuable upon conversion of the Preferred Stock shall be governed by Section 4(j) below:

Date of IPO	Minimum Value

On or prior to December 31, 1992	$7.15
January 1, 1993 to March 31, 1993	$7.69
April 1, 1993 to June 30, 1993	$8.23
July 1, 1993 to September 30, 1993	$8.76
October 1, 1993 to December 31, 1993	$9.30
January 1, 1994 to March 31, 1994	$9.98
April 1, 1994 to June 30, 1994	$10.65
July 1, 1994 to September 30, 1994	$11.33
October 1, 1994 to December 31, 1994	$12.00
After December 31, 1994	$12.00

As an example of the formula set forth above, if the Corporation completed an underwritten public offering on March 31, 1992 at a price of $6.50 per share then the Series F Preferred Stock Conversion Price would be adjusted downward to $5.00, resulting in a conversion rate of 1.1. This would result in each share of Series F Preferred Stock being convertible into 1.1 shares of Class B Common Stock. At the underwritten public offering price of $6.50, 1.1 shares of Class B Common Stock have a value of $7.15. Under no circumstances shall the Series F Preferred Stock Conversion Price be adjusted downward below $3.00 pursuant to this Section 4(h)(ii).

(iii) For the purposes of any adjustment of a Conversion Price pursuant to clauses (i) and (ii) above, the following provisions shall be applicable:

(A) In the case of the issuance of any Common Stock for cash, the consideration shall be deemed to be the amount of cash paid for such Common Stock after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

(B) In the case of the issuance of any Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors; provided, however, that if, at the time of such determination, any Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined below) of the Common Stock being issued.

(C) In the case of the issuance of (i) options to purchase or rights to subscribe for any Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for any Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Prices shall forthwith be readjusted to such Conversion Prices as would have been obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; provided, however, no readjustment pursuant to this clause shall have the effect of increasing any Conversion Price to an amount that exceeds the lower of such Conversion Price immediately prior to the original adjustment or the Conversion Price that would have resulted from any actual issuance of Common Stock between the original adjustment and such readjustment; and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices shall forthwith be readjusted to such Conversion Prices as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be; provided, however, no readjustment pursuant to this clause shall have the effect of increasing any Conversion Price to an amount that exceeds the lower of such Conversion Price immediately prior to the original adjustment or the

Conversion Price that would have resulted from any actual issuance of Common Stock between the original adjustment and such readjustment; and

(iv) “Excluded Stock” shall mean:

(A) the shares of Class B Common Stock into which shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are convertible;

(B) all shares of Class A Common Stock or Class B Common Stock or other securities issued or issuable to officers, directors, consultants, employees, vendors or customers of the Corporation pursuant to arrangements which are approved by the Board of Directors or the Compensation Committee of the Board of Directors;

(C) all shares of Class A Common Stock or Class B Common Stock or other securities issuable upon exercise of options and warrants and other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock outstanding as of immediately following the Effective Time;

(D) all shares of Class A Common Stock or Class B Common Stock issued or issuable with the affirmative vote of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; and

(E) all shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock.

All outstanding shares of Excluded Stock (and with respect to outstanding Preferred Stock, treating the number of shares outstanding as being the number of shares of Class B Common Stock into which such shares are convertible) shall be deemed to be outstanding for all purposes of the computations of Sections 4(h)(i) above.

(v) For the purpose of any computation pursuant to this Section 4(h), the “Current Market Price” at any date of one share of any Common Stock shall be deemed to be the average of the highest reported bid (or sale) and the lowest reported offer (or sale) prices on the preceding business day if any Common Stock is traded in the over-the-counter market (or on a national or regional securities exchange); provided, however, that if any Common Stock is not traded in such manner that the quotations or prices referred to in this clause (v) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors, the cost of such appraisal to be borne by the challenging parties.

(i) No Impairment. The Corporation will not, except with the approval required by Section 6 hereof or applicable law, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of each series of Preferred Stock against impairment.

(j) No Fractional Shares. No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in a fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(k) Adjustment Certificate. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(l) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each series of Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes.

(n) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice shall be deemed given upon delivery if personally delivered or three days after deposit in the mail as provided above. A copy of any notice delivered to a stockholder with an address outside of the United States shall also be delivered to that stockholder by telecopier.

5. Voting Rights. The holder of each share of Preferred Stock shall have the right to ten (10) votes for each share of Class B Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class B Common Stock (except as otherwise required by law or this instrument) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”), and shall be entitled to vote, together with holders of Class B Common Stock, with respect to any question upon which holders of Class B Common Stock have the right to vote (except as otherwise required by law or this instrument).

6. Protective Provisions. So long as at least 300,000 shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Preferred Stock:

(a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation);

(b) alter or change the rights, preferences or privileges of any series of Preferred Stock so as to affect adversely the shares;

(c) increase the authorized number of shares of Class A Common Stock, Class B Common Stock, Preferred Stock or any series of Preferred Stock;

(d) create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, any series of Preferred Stock with respect to redemption, voting, dividends or upon liquidation;

(e) do any act or thing which would result in taxation of the holders of shares of any series of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

(f) declare or pay any dividend to the holders of any Common Stock or Preferred Stock; or

(g) reduce the authorized number of directors to a number less than 5.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Repurchase of Shares. To the extent that Sections 502, 503 or 506 of the California General Corporation Law apply to the Corporation, the rights of holders of Preferred Stock, if any, as described in Sections 502, 503 and 506 of the California General Corporation Law as they might apply to the Corporation are expressly waived and made inapplicable. Notwithstanding the foregoing, the Corporation does not make any admission or concede in any way that such sections of the California General Corporation Law currently or in the future may apply to the Corporation.

(C) Rights, Preferences and Restrictions of Class A Common Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Class A Common Stock are as set forth below in this Division (C) of Article IV.

1. Dividend Provisions. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of shares of Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class B Common Stock out of any assets of the Corporation legally available therefor, and no dividend shall be declared or paid on the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.

2. Liquidation Preference. Upon the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3. Redemption. The shares of Class A Common Stock are not redeemable.

4. Voting Rights. The holder of each share of Class A Common Stock shall have the right to one (1) vote for each share of Class A Common Stock, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise required by law or this instrument, the holders of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5. Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

6. Equal Status. Except as expressly set forth in this Article IV, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to, Class B Common Stock.

(D) Rights, Preferences and Restrictions of Class B Common Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Class B Common Stock are as set forth below in this Division (D) of Article IV.

1. Dividend Provisions. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of shares of Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class A Common Stock out of any assets of the Corporation legally available therefor, and no dividend shall be declared or paid on the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2. Liquidation Preference. Upon the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3. Redemption. The shares of Class B Common Stock are not redeemable.

4. Voting Rights. The holder of each share of Class B Common Stock shall have the right to ten (10) votes for each share of Class B Common Stock, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise required by law or this instrument, the holders of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5. Conversion.

(a) Each share of Class B Common Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance, at the office of the Corporation or any transfer agent for the Class B Common Stock, into one (1) fully paid and nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to convert the same into shares of Class A Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted into Class A Common Stock pursuant to this Section 5 shall be canceled and shall not be issuable by the Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(b) The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Certificate of Incorporation, including without limitation the issuance of stock certificates in connection with any such conversion, as it may deem necessary or advisable.

6. Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.

7. Equal Status. Except as expressly set forth in this Article IV, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to, Class A Common Stock.

8. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock (including as outstanding for this purpose all shares of Class B Common Stock issuable upon conversion of any outstanding shares of Preferred Stock) into shares of Class A Common Stock.

9. Protective Provision. The Corporation shall not, by amendment, merger, consolidation or otherwise, without first obtaining approval (by vote at a stockholders’ meeting or by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, amend, alter, repeal or waive any of the provisions of Section (2)(d) of Division (B) or any of Divisions (C) or (D) of this Article IV.

ARTICLE V.

Subject to any additional vote required by this Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

ARTICLE VI.

(A) Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.

(B) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(C) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII.

(A) To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended.

(B) The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under Delaware law.

(C) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the

Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(D) Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII.

(A) Limitations on Transfer. In order to ensure that the Corporation shall have at all times prior to the Corporation’s election to complete an initial public offering of its stock (i.e., pursuant to a registration statement under the 1933 Act – an “IPO”) fewer than Five Hundred (500) stockholders of record (for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended – the “1934 Act”), no stockholder shall sell, give, donate, assign, hypothecate, pledge, lend, encumber, grant a security interest in or otherwise transfer or dispose of any interest in (whether by operation of law or otherwise and whether directly or indirectly – in any instance a “Transfer”) any shares of the Corporation’s capital stock (i.e., Common Stock or Preferred Stock), or any right, title or interest therein or thereto (including, without limitation, any option, contract or other right to acquire, sell or swap shares), prior to the consummation of an IPO except (i) with the prior written permission of the Corporation based upon approval of the Board of Directors or (ii) where any such Transfer includes the transfer of all shares of the Corporation’s capital stock held by the transferor, as well as all rights and interests in shares (including, without limitation, the option or right to acquire shares) of the Corporation’s capital stock held by the transferor, to a single transferee (excluding, for this purpose, any transferee that would not be regarded as a single holder of record for purposes of Section 12(g) of the 1934 Act).

(B) All Other Transfers Void. Any attempt to Transfer any shares of the Corporation’s capital stock (i.e., Common Stock or Preferred Stock), or any right, title or interest therein or thereto (including, without limitation, the option or right to acquire shares), in violation of Division (A) of this Article VIII shall be null and void ab initio, and neither the Corporation nor any transfer agent shall give effect (or have any obligation to give effect) in any transfer records relating to any shares of the Corporation’s capital stock (i.e., Common Stock or Preferred Stock), or any right, title or interest therein or thereto (including, without limitation, the option or right to acquire shares), to any such attempted Transfer.

(C) Flat Prohibition. Without limiting the foregoing provisions of this Article VIII, neither the Corporation nor any transfer agent shall recognize, register (e.g., in any transfer records) or otherwise given effect to (or have any obligation to recognize, register or otherwise give effect to) any attempt to Transfer any shares of the Corporation’s capital stock (i.e., Common Stock or Preferred Stock), or any right, title or interest therein or thereto (including, without limitation, any option, contract or other right to acquire, sell or swap shares), that would cause the Corporation to have Five Hundred (500) or more stockholders of record (for purposes of Section 12(g) of the 1934 Act) prior to the consummation of an IPO.

(D) Legend. Each stock certificate issued by the Corporation (for Common Stock or Preferred Stock) prior to the consummation of an IPO shall bear a legend in substantially the following form:

“The shares represented by this certificate may not be transferred except under conditions provided in the issuer’s certificate of incorporation and/or bylaws. Any transfer of shares in violation of such conditions is void (and, without limitation, will not be registered in the stock transfer records of the issuer). Copies of the relevant provisions of the issuer’s certificate of incorporation and/or bylaws are available at the principal office of the issuer.”

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st day of December, 2010.

By:	/s/ Said S. Hilal
Said S. Hilal
President and Chief Executive Officer